As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-184355

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERISTAR CASINOS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	7990	88-0304799
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway

Suite 490 South

Las Vegas, Nevada 89169

(702) 567-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Godfrey

Executive Vice President and Secretary

Ameristar Casinos, Inc.

c/o Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

(702) 541-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Lynn, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Suite 6000

Washington, DC 20006-1888

(202) 887-1500

Approximate date of commencement of proposed sale to the public: Not applicable as this Post-Effective Amendment will deregister the registered but unsold securities under this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXACT NAME OF CO-REGISTRANTS AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF ORGANIZATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Cactus Pete’s, Inc.	Nevada	7990	88-0069444
Ameristar Casino Vicksburg, Inc.	Mississippi	7990	64-0827382
Ameristar Casino Council Bluffs, Inc.	Iowa	7990	93-1151022
Ameristar Casino Las Vegas, Inc.	Nevada	7990	88-0360636
Ameristar Casinos Financing Corp.	Nevada	7990	86-0885736
Ameristar Casino St. Louis, Inc.	Missouri	7990	43-1879218
Ameristar Casino Kansas City, Inc.	Missouri	7990	36-4401000
Ameristar Casino St. Charles, Inc.	Missouri	7990	36-4401002
Ameristar Casino Black Hawk, Inc.	Colorado	7990	20-1290693
Ameristar East Chicago Holdings, LLC	Indiana	7990	26-0302265
Ameristar Casino East Chicago, LLC	Indiana	7990	26-0302265
Ameristar Casino Springfield, LLC	Massachusetts	7990	45-4247313
Ameristar Lake Charles Holdings, LLC	Louisiana	7990	38-3871352
Ameristar Casino Lake Charles, LLC	Louisiana	7990	27-4677924

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4 (Reg. No. 333-184355) previously filed by Ameristar Casinos, Inc., a Nevada corporation (“Ameristar”), Cactus Pete’s, Inc., a Nevada corporation, Ameristar Casino Vicksburg, Inc., a Mississippi corporation, Ameristar Casino Council Bluffs, Inc., an Iowa corporation, Ameristar Casino Las Vegas, Inc., a Nevada corporation, Ameristar Casinos Financing Corp., a Nevada corporation, Ameristar Casino St. Louis, Inc., a Missouri corporation, Ameristar Casino Kansas City, Inc., a Missouri corporation, Ameristar Casino St. Charles, Inc., a Missouri corporation, Ameristar Casino Black Hawk, Inc., a Colorado corporation, Ameristar East Chicago Holdings, LLC, an Indiana limited liability company, Ameristar Casino East Chicago, LLC, an Indiana limited liability company, Ameristar Casino Springfield, LLC, a Massachusetts limited liability company, Ameristar Lake Charles Holdings, LLC, a Louisiana limited liability company, and Ameristar Casino Lake Charles, LLC, a Louisiana limited liability company, (each a “co-Registrant”, collectively with Ameristar the “Registrant”), pertaining to the registration of 7.5% Senior Notes due 2021 and related guarantees of subsidiaries, which was filed with the Securities and Exchange Commission on October 10, 2012 (as amended, the “Registration Statement”).

On December 20, 2012, Pinnacle Entertainment, Inc. (“Pinnacle”), PNK Holdings, Inc., a direct wholly-owned subsidiary of Pinnacle (“HoldCo”), PNK Development 32, Inc., an indirect wholly-owned subsidiary of Pinnacle (“Merger Sub”), and Ameristar, entered into an Agreement and Plan of Merger (as amended by that certain First Amendment, entered into on February 1, 2013 (the “First Amendment”) and that certain Second Amendment, entered into on March 14, 2013 (the “Second Amendment”, and as amended by the First Amendment and the Second Amendment, the “Merger Agreement”)), pursuant to which (i) Merger Sub would be merged with and into Ameristar, with Ameristar surviving as a wholly-owned, indirect subsidiary of Pinnacle, or (ii) alternately, at Pinnacle’s election, under certain circumstances and under an alternative merger structure, (x) HoldCo would be merged with and into Ameristar with Ameristar as the surviving corporation (the “Alternative Merger”), and (y) immediately thereafter, Ameristar would merge with and into Pinnacle with Pinnacle as the surviving corporation (the “Post-Effective Merger” and together with the Alternative Merger, the “Merger”). On August 13, 2013, Pinnacle, HoldCo, and Ameristar completed the Alternative Merger, and immediately thereafter completed the Post-Effective Merger. As a result, Ameristar was merged with and into Pinnacle and ceased to exist as a separate entity.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 13th day of August, 2013.

AMERISTAR CASINOS, INC.

/s/ Carlos A. Ruisanchez
By: Carlos A. Ruisanchez Title: President & Chief Financial Officer

Pursuant to the requirements of the Securities Act, co-registrants AMERISTAR CASINO BLACK HAWK, INC., AMERISTAR CASINO COUNCIL BLUFFS, INC., AMERISTAR CASINO EAST CHICAGO, LLC, AMERISTAR CASINO KANSAS CITY, INC., AMERISTAR CASINO LAS VEGAS, INC., AMERISTAR CASINO SPRINGFIELD, LLC, AMERISTAR CASINO ST. CHARLES, INC., AMERISTAR CASINO ST. LOUIS, INC., AMERISTAR CASINO VICKSBURG, INC., AMERISTAR CASINOS FINANCING CORP., AMERISTAR EAST CHICAGO HOLDINGS, LLC, AMERISTAR LAKE CHARLES HOLDINGS, LLC and CACTUS PETE’S, INC. have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 13, 2013.

AMERISTAR CASINO BLACK HAWK, INC.
AMERISTAR CASINO COUNCIL BLUFFS, INC.
AMERISTAR CASINO EAST CHICAGO, LLC
AMERISTAR CASINO KANSAS CITY, INC.
AMERISTAR CASINO LAS VEGAS, INC.
AMERISTAR CASINO SPRINGFIELD, LLC
AMERISTAR CASINO ST. CHARLES, INC.
AMERISTAR CASINO ST. LOUIS, INC.
AMERISTAR CASINO VICKSBURG, INC.
AMERISTAR CASINOS FINANCING CORP.
AMERISTAR EAST CHICAGO HOLDINGS, LLC
AMERISTAR LAKE CHARLES HOLDINGS, LLC
CACTUS PETE’S, INC.

/s/ Carlos A. Ruisanchez
By: Carlos A. Ruisanchez
Title: President & Chief Financial Officer/Manager*

Pursuant to the requirements of the Securities Act, co-registrant AMERISTAR CASINO LAKE CHARLES, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 13, 2013.

AMERISTAR CASINO LAKE CHARLES, LLC

By: AMERISTAR LAKE CHARLES HOLDINGS, LLC, Sole Member

/s/ Carlos A. Ruisanchez
By: Carlos A. Ruisanchez
Title: Sole Manager*

* Carlos A. Ruisanchez is President, Chief Financial Officer and sole Director of Ameristar Casino Black Hawk, Inc., Ameristar Casino Council Bluffs, Inc., Ameristar Casino Kansas City, Inc., Ameristar Casino Las Vegas, Inc., Ameristar Casino St. Charles, Inc., Ameristar Casino St. Louis, Inc., Ameristar Casino Vicksburg, Inc., Ameristar Casinos Financing Corp., and Cactus Pete’s, Inc.; sole Manager of Ameristar Casino East Chicago, LLC, Ameristar Casino Springfield, LLC, Ameristar East Chicago Holdings, LLC; and Ameristar Lake Charles Holdings, LLC. Ameristar Lake Charles Holdings, LLC is the sole member of the member-managed Ameristar Casino Lake Charles, LLC.